[LETTERHEAD OF THACHER, PROFFITT & WOOD]



                                 March 30, 1998



Impac Secured Assets Corp.
20371 Irvine Avenue, Suite 200
Santa Ana Heights, California  92707






                 Impac Secured Assets Corp.
                 Collateralized Asset-Backed Notes, Series 1998-1
                 ------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Impac Funding Corporation ("Impac Funding" or the "Master Servicer"), Impac Mortgage Holdings, Inc. ("IMH") and Impac Secured Assets Corp., a California corporation (the "Company"), with respect to
(i) the Mortgage Loan Purchase Agreement (the "Mortgage Loan Purchase Agreement"), dated as of March 31, 1998, among Impac Funding, the Company, IMH, as guarantor, Impac Secured Assets CMN Trust Series 1998-1 (the "Trust" or the "Issuer"), and Bankers Trust Company of California, N.A. (the "Indenture Trustee") pursuant to which Impac Funding sold certain mortgage loans (the "Mortgage Loans") to the Company, (ii) the Amended and Restated Trust Agreement, dated as of March 31, 1998 (the "Trust Agreement"), between the Company and Wilmington Trust Company as owner trustee of the Issuer pursuant to which the Company will contribute the Mortgage Loans to a trust fund (the "Trust Fund") and the Issuer will issue to the Company the trust certificates (the "Trust Certificates") evidencing the entire ownership interest in the Trust, subject to the related Indenture described below, (iii) the Servicing Agreement, dated as of March 1, 1998 (the "Servicing Agreement"), between Impac Funding as master servicer (the "Master Servicer") and the Trust and two related Subservicing Agreements (the "Subservicing Agreements"), one dated June 25, 1996 between the Master Servicer and Wendover Funding, Inc. and the other dated March 1, 1998 between the Master Servicer and Advanta Mortgage Corp. USA, (iv) the Indenture, dated as of March 31, 1998 (the "Indenture"), between the Trust and the Indenture Trustee relating to the Collateralized Asset-Backed Notes, Series 1998-1 (the "Notes") issued pursuant thereto by the Trust and secured by the Mortgage Loans, and (v) the Underwriting Agreement, dated March 30,


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Impac Secured Assets Corp.                                           Page 2
March 30, 1998


1998 (the "Underwriting Agreement"), among the Company, Impac Funding, IMH and Lehman Brothers Inc.(the "Underwriter") pursuant to which the Trust will sell the Notes to the Underwriter. The Mortgage Loan Purchase Agreement, the Trust Agreement, the Servicing Agreement, the Subservicing Agreements, the Indenture and the Underwriting Agreement are collectively referred to herein as the "Agreements". Capitalized terms not defined herein have the meanings assigned to them in the Agreements. This letter is rendered pursuant to Section 3.07 of the Indenture and Section 6.5 of the Underwriting Agreement.

         In rendering this opinion letter, we have examined the Agreements, the Notes and such other documents as we have deemed necessary. As to matters of fact, we have examined and relied upon representations, warranties and covenants of parties to the above documents contained therein and, where we have deemed appropriate, representations or certifications of officers of parties to the Agreements or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the numbered opinion paragraphs below, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, (iv) the conformity of the Mortgage Loans and the related documents to the requirements of the documents to which this opinion letter relates and (v) that there is not and will not be any other agreement that modifies or supplements the agreements expressed in the documents to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such documents as so modified or supplemented.

         Assuming compliance with the pertinent provisions of the Agreements, as of the Closing Date, for federal income tax purposes, the Issuer will not be classified as (i) an association taxable as a corporation, (ii) a publicly traded partnership taxable as a corporation or (iii) a taxable mortgage pool, and the Notes will be characterized as indebtedness.

         The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion will not be updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any


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Impac Secured Assets Corp.                                      Page 3
March 30, 1998

transactions other than the transactions contemplated herein. The opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                              Very truly yours,

                                              THACHER PROFFITT & WOOD

                                              By

                                                  /s/ THACHER PROFFITT & WOOD
                                                      -----------------------